UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 26, 2007

--------------

ZULU ENERGY CORP.

(Name of Small Business issuer in its charter)

                   COLORAD0                           000-52272              20-343739 1

     (State or other jurisdiction of            (Commission File No.)    (IRS Employer

      incorporation or organization)                                                 Identification No.)

1515 Arapahoe Street, Tower 1, 10th Floor Denver, CO 80202

 (Address of principal executive offices)

(303) 476-4112

(Registrant’s telephone number)

-------------------------

Item 1.01  Entry into Material Definitive Agreement(s)

Letter of Intent:

On September 26, 2007 the Registrant executed a binding Letter of Intent (“LOI”) to acquire 50% ownership in Nyati Botswana (PTY) Limited “(Botswana”) the company owning exploration and production rights to some two million (2,000,000) acres of contiguous coal beds for the production of coal bed methane (“CBM”), another form of natural gas. The licenses are in the country of Botswana.

Pursuant to the terms of the LOI, Zulu will acquire (i) eighty-four (84) shares of the Common Stock of Nyati Mauritius Limited, a Mauritius corporation (“Nyati Mauritius”) from LMA Hughes LLLP (“LMA Hughes”); and (ii) eight (8) shares of the Common Stock BPULA of Nyati Resources Botswana (PTY) Limited, a Botswana corporation (“Nyati Botswana”) from Swansi Holdings Corp. (“Swansi”).  Zulu will receive, prior to Closing, confirmation that  Nyati Mauritius and Swansi own 50% each of Nyati Botswana, thereby giving Zulu a majority interest in Nyati Botswana.

Zulu will deliver at the closing of the transaction (the “Closing Date”) 30,000,000 shares of Zulu to LMA Hughes and $1,500,000 in cash to Swansi.  Another $1,500,000 in cash will be payable to Swansi upon the earlier of (i) four years from the Closing Date or (ii) the date Zulu raises gross proceeds of at least an aggregate of $5,000,000 in one or more financings, through an offering of equity, debt or a combination thereof.

Prior to the Closing Date, Zulu is to have completed a private placement, resulting in gross proceeds to Zulu of at least $5 million, on terms acceptable to Nyati Mauritius.  Zulu will not enter into any material obligations or new compensatory arrangements without the consent of Nyati Mauritius.  The Zulu board of directors shall consist of three members appointed by Nyati Mauritius.

In addition, Zulu and LMA Hughes are to enter into a tax indemnification agreement in favor of LMA Hughes to indemnify them from any increased tax liability should Zulu elect to treat Nyati Mauritius as a partnership or disregarded entity for U.S. federal tax purposes.

Each party shall pay its own expenses, regardless of whether or not the transaction is consummated, provided however,  Zulu shall reimburse LMA Hughes fees incurred in connection with the transaction, which fees and expenses shall not exceed $150,000.

Until consummation or termination of the Definitive Agreements, Nyati Mauritius, LMA Hughes, and Swansi shall not directly or indirectly:  (i) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of the shares of Nyati Muaritius or the Botswana Shares without the expressed written consent of Zulu; (ii) issue or cause to be issued additional shares or options or warrants to purchase shares of Nyati Mauritius or Nyati Botswana to any persons or parties; (iii) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of all or substantially all of a material portion of the assets of Nyati Mauritius or Nyati Botswana; or (iv) assume or incur a significant amount of liabilities or take any other actions outside the ordinary course of its businesses.

Management also executed non-circumvent and stand-still letters of agreement with the other signatories of the Letter of Intent. The registrant expects to enter into definitive agreements solidifying the terms of the binding LOI in the near future.

As a result of the business opportunities presented under the LOI, the registrant’s board of directors voted to drop plans for the continued exploration of its mineral claims in the Red Lake district of northern Ontario, Canada.

(b) Employment Agreement

On September 24, 2007, the Company entered into an Employment Agreement with Mr. Paul Stroud, whereby Mr. Stroud is engaged to act as the Company’s Chief Executive Officer.

Pursuant to the terms of the Employment Agreement, Mr. Stroud shall receive an annual salary of $240,000 in addition to the following: (a) Stroud shall be immediately granted Options to purchase 3,000,000 shares at an exercise price equal to $1.81 per share, which Options shall be exchanged for qualified options under any qualified stock option plan created by the Company in the future; (b) Stroud shall be eligible to receive a signing bonus to be determined by the Board of Directors; and (c) Stroud shall be eligible for an annual performance bonus to  be determined by the Board of Directors, in their discretion.

Mr. Stroud shall be entitled to participate in all Company benefit plans in effect for other employees of the Company.   Mr. Stroud’s  employment is “at will” and may be terminated at any time by him, or at  any time by the Company, provided however, that any (a) “at will” termination by the Company, (b) any termination due to the sale, merger or change of Control during the term of the Agreement; or (c) the death or disability of Mr. Stroud, shall entitle Mr. Stroud (or his estate) to a termination fee equal to six months salary plus benefits, and immediate vesting of all unvested stock and options.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2007 Mr. Mohamed H. Gova was appointed to the registrant’s Board of Directors to serve until the next annual meeting of shareholders.  Mr. Gova, a resident of Great Britain, brings over thirty years experience in all phases of management and development of oil and gas projects world wide.

EXHIBITS

99.1

September 25, 2007 Board Minutes

99.2.

Binding Letter of Intent

99.3/99.3A

Confidentiality Stand-Still Letters

99.4

Paul Stroud’s Employment Contract

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 28, 2007

ZULU Energy Corp.

/s/ Satyendra Deshpande

     Satyendra Deshpande, Secretary